                                                                    Exhibit 99.1

                              For Immediate Release

        SL INDUSTRIES, INC. ANNOUNCES THE SALE OF SL SURFACE TECHNOLOGIES

MT. LAUREL,  N.J.,  Nov. 25, 2003. SL INDUSTRIES,  INC. (AMEX &  PHLX:  SLI)
announced today that its subsidiary, SL Surface Technologies, Inc., has sold the operating assets of its business which is engaged in coatings and platings.  The sale included the current assets and equipment of SL Surface  Technologies  with
the  buyer  paying   $600,000  in  cash  plus  the  assumption  of  the  certain liabilities.  SL Surface Technologies has retained (a) the land and building and has entered into a 10 year lease with the buyer,  and (b) specific  liabilities.
Commenting  on the sales,  Warren  Lichtenstein,  Chairman  and Chief  Executive
Officer of SL  Industries,  Inc.  said,  "We are pleased to complete the sale of this non-core business and to continue our focus on our core businesses."

As a result  of the sale,  the  Company  expects  to record an after tax loss of approximately  $575,000  and use all of the  proceeds of sale to pay  severance, closing costs and a required contribution to a union pension plan.

About SL Industries

SL Industries,  Inc.  designs,  manufactures  and markets Power and Data Quality
equipment   and  systems  for   industrial,   medical,   aerospace  and  utility
applications.  For more information about SL Industries,  Inc. and its products, please visit the Company's web site at www.slindustries.com.

Forward-Looking Statements

This press  release  contains  statements  that are  forward-looking  statements within the  meaning of the  Private  Securities  Litigation  Reform Act of 1995.
These  statements are based on current  expectations,  estimates and projections about the Company's  business based, in part, on assumptions made by management.
These  statements  are not guarantees of future  performance  and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore,  actual outcomes and results may differ  materially from what is expressed or forecasted in such  forward-looking  statements due to numerous  factors,  including  those described  above and the  following:  the  effectiveness  of the cost  reduction initiatives  undertaken  by the  Company,  changes in demand  for the  Company's products,  product mix, the timing of customer orders and deliveries, the impact of  competitive  products  and  pricing,  constraints  on  supplies  of critical components, excess or shortage of production capacity,  difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition,  such  statements  could be  affected by general  industry  and market conditions and growth rates,  and general  domestic and  international  economic conditions.  Such forward-looking  statements speak only as of the date on which they are made,  and the Company does not undertake any  obligation to update any forward-looking  statement to reflect events or circumstances  after the date of this release.

Contact Information:  SL Industries, Inc.
David Nuzzo, 856-727-1500, ext. 5515